Exhibit 99.1

FOR IMMEDIATE RELEASE

Galectin Therapeutics Announces Long-term Engagement of Dr. Scott Friedman to Advise on Liver Fibrosis Programs

-Renowned Physician and Researcher in Liver Diseases-

Newton, MA – May 1, 2012 – Galectin Therapeutics Inc. (NASDAQ: GALT) (“the Company”), the leader in developing carbohydrate-based therapeutic compounds to inhibit galectin proteins for therapy of liver fibrosis and cancer, today announced entering into a five-year consulting agreement with world-renowned expert in liver fibrosis, Dr. Scott Friedman of the Mount Sinai School of Medicine. He will advise the Company on its scientific programs, clinical trials and the landscape of therapies for liver fibrosis.

“Dr. Friedman is one of the world’s foremost authorities on liver fibrosis and its therapy, whose work and perspectives have shaped the world’s current view of the disease,” said Dr. Peter Traber, President, Chief Executive Officer and Chief Medical Officer, Galectin Therapeutics, Inc. “We look forward to his guidance and contributions as we develop a new class of therapeutics for the treatment of liver fibrosis.”

“Galectins appear to play a significant role in the pathogenesis of liver fibrosis, a potentially fatal disease with no efficacious therapies,” commented Scott Friedman, M.D., Mount Sinai School of Medicine. “However, preclinical data on the Company’s galectin inhibitors show very promising activity in the prevention and even reversal of liver fibrosis. Based on the potential of galectin inhibition to treat fibrotic liver disease, I am enthusiastic to join with Galectin Therapeutics as we work to develop potential new therapies for this highly prevalent and serious disease.”

Dr. Friedman is Professor of Medicine, Chief of the Division of Liver Disease and Dean for Therapeutic Discovery at the Mount Sinai School of Medicine. In his recently appointed position as Dean, he oversees an innovative program of drug discovery and development within an academic setting in partnership with biotech and pharmaceutical partners, a novel program within an academic institution. Dr. Friedman has performed pioneering research into the underlying causes of scarring, or fibrosis, associated with chronic liver disease, which affects millions worldwide. He was the first to isolate and characterize the hepatic stellate cell, which is the key cell type responsible for scar production in liver. He has written definitive reviews, delivered authoritative lectures and consulted extensively to industry, the NIH and FDA on the pathogenesis of liver fibrosis, including therapeutic approaches. He will be awarded the International Recognition Prize from the European Association for the Study of Liver Diseases in Barcelona on April 20, 2012, and is the past recipient, in 2003, of the International Hans Popper Prize awarded to the outstanding liver researcher in the world under the age of 50.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact:

Galectin Therapeutics Inc.

Maureen Foley, 617.559.0033

Chief Operating Officer

foley@galectintherapeutics.com